FOR IMMEDIATE RELEASE

ENERJEX ANNOUNCES MAJOR ACCELERATION OF RANTOUL OIL PROJECT DEVELOPMENT

San Antonio, Texas (April 5, 2012) – EnerJex Resources, Inc. (OTCMarkets:ENRJ) (“EnerJex” or the “Company”), a domestic onshore oil company, announced today that Rantoul Partners has received funding of $1 million from one of its investors approximately four months ahead of schedule. In addition, the partnership has received a binding commitment from that investor for $1 million of funding by May 1, 2012, nearly one year ahead of schedule, plus a non-binding commitment for $650,000 of funding on December 1, 2012, approximately three months ahead of schedule.

As a result, the Company will be able to fund the development of a major portion of its Rantoul Project well ahead of schedule. EnerJex expects to complete approximately 75 new wells in this project during the next three months, and it has already contracted two rigs and begun drilling.

Rantoul Partners is a general partnership that was created to fund the development of the Rantoul Project in an accretive manner that results in no share dilution or capital requirements for the Company. The partnership has received $3.35 million of funding from its investors over the past four months, and is scheduled to receive an additional $1.65 million over the next eight months. EnerJex’s ownership interest in the partnership was reduced from 88.25% to 83.25% effective April 1, 2012, and will be reduced to 75% once the remaining $1.65 million is funded as scheduled.

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “The Rantoul Project has outperformed our expectations and I believe the general partnership has proven to be a win-win for both the Company and its partners, which are expected to receive significant tax benefits associated with their investment. We have achieved a 100% drilling success rate in this project, and accelerating the pace of development should enable us to take advantage of the strong oil price environment and favorable climate conditions in the months ahead. EnerJex is on pace to significantly increase its oil production, reserves, and cash flow in a manner that is accretive to shareholders in 2012.”

About EnerJex Resources, Inc.

EnerJex is a domestic onshore oil company with assets located in Eastern Kansas and South Texas. The Company’s primary business is to acquire, develop, explore and produce oil properties onshore in the United States. Additional information is available on the Company’s web site at www.enerjexresources.com.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex’s current expectations or forecasts of future events. The statements in this press release regarding the acquisition of operating assets and related agreements; any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of the above, are forward-looking statements. Such statements involve risks and uncertainties, including but not limited to: whether acquired properties will produce at levels consistent with that of other nearby properties and with management’s expectations; market conditions; the ability of EnerJex to obtain financing for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly purchased assets and any newly acquired employees; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the United States Securities and Exchange Commission and our Form 10-Q. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex’s production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Contact

Brad Holmes, Investor Relations	Robert Watson, Jr. CEO
(713) 654-4009	(210) 451-5545
B_Holmes@att.net